SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT
                       Pursuant to Section 13 of 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) August 4, 2003


                               VECTREN CORPORATION
             (Exact name of registrant as specified in its charter)


  Commission File No.  Registrant, State of Incorporation,    I.R.S Employer
                          Address, and Telephone Number      Identification No.
  -------------------  -----------------------------------   ------------------
       1-15467                 Vectren Corporation                35-2086905
                            (An Indiana Corporation)
                             20 N.W. Fourth Street,
                           Evansville, Indiana 47708
                                (812) 491-4000

       1-16739            Vectren Utility Holdings, Inc.          35-2104850
                             (An Indiana Corporation)
                              20 N.W. Fourth Street,
                            Evansville, Indiana 47708
                                  (812) 491-4000





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Item 5. Other Events and Regulation FD Disclosure

Incident to the pending sale of common stock by the Company, the following update is being provided.

1. In early August, 2003, the Company disposed of its interest in two non-regulated businesses. These actions were in furtherance of the Company's objective to narrow the scope of its non-regulated businesses. Proceeds realized from these dispositions will be used to reduce outstanding debt at the Company's non-regulated business. The consummation of both transactions was previously included in the Company's 2003 earnings guidance that was provided on July 9, 2003.


         The first disposition was closed as of August 1, 2003, when Vectren Energy Marketing and Services, Inc. (VEMS), a wholly-owned, indirect subsidiary of the Company, consummated the sale of its investment in Genscape, Inc., a supplier of real-time power plant output and transmission information, to GFI Energy Ventures, LLC. The after-tax gain realized by the Company was approximately $2.6 million.

         The second disposition was closed on August 4, 2003, and involved CIGMA, LLC (CIGMA), a joint venture between Vectren Utility Services, Inc., an indirect, wholly-owned subsidiary of the Company, and a subsidiary of Citizens Gas & Coke Utility. In that transaction, substantially all of CIGMA's assets were sold to McJunkin Corporation. CIGMA had been engaged in utility materials management for the Company's utility subsidiaries, Citizens Gas & Coke Utility, and others. As a result of the transaction, the Company realized a small after-tax gain, and received a cash dividend from CIGMA of $4 million.

2. The following is an update on two regulatory matters in Ohio. Each of the discussed matters is currently pending before the Public Utilities Commission of Ohio (PUCO).

         The first matter relates to an application made to the PUCO by Vectren Energy Delivery of Ohio, Inc. (VEDO), an indirect, wholly-owned subsidiary of the Company, together with other regulated Ohio gas utilities, for authority to establish a tariff mechanism to recover expenses related to uncollectible accounts pursuant to an automatic adjustment procedure. The application is pending before the PUCO and, if granted, will enable VEDO to better match revenues with costs associated with fulfilling its obligation to serve customers who are unable to pay their bills. Presently, the amount provided for in VEDO's base rates is not adequate to cover the total expenses relating to uncollectible accounts. The actual positive impact of the tariff mechanism will vary with the as-billed price of natural gas and the number of customers who are unable to pay their bills. While the Company believes there is a sound basis for the PUCO to grant the application to recover actual expenses relating to uncollectible accounts, no assurance can be provided with respect to the ultimate outcome of this proceeding.

         The second matter concerns the requirement in Ohio that gas utilities, including VEDO, undergo a biannual audit of their gas acquisition practices in connection with the gas cost recovery (GCR) mechanism. In the case of VEDO, on or about August 15, 2003, a third-party consulting firm engaged by the Staff of the PUCO, is scheduled to conclude an audit report to be filed with the PUCO. The audit report will provide the results of that firm's review of VEDO's gas acquisition practices for the biannual period commencing November 1, 2000 (the first day of operations by VEDO) through October 31, 2002. The audit will provide the initial opportunity, in the context of a PUCO GCR proceeding, for a review of the portfolio administration arrangement between VEDO and ProLiance Energy, LLC (ProLiance), a joint venture between a Company subsidiary and a subsidiary of Citizens Gas & Coke Utility. Similar arrangements for the Company's other utility subsidiaries, Indiana Gas Company, Inc. and Southern Indiana Gas and Electric Company, were previously reviewed and approved by the Indiana Utility Regulatory Commission. VEDO's prior gas acquisition practices may be challenged in the audit report, including VEDO's relationship with ProLiance, and, as a result, a gas cost disallowance may be recommended. Should such a challenge be made, then, by the first of September 2003, VEDO would file its response. If a hearing is necessary, the earliest it could occur would be mid-September 2003. After that hearing, the PUCO would consider all of the evidence on the matter and make a determination on the merits. Throughout this process VEDO could, and likely would, endeavor to engage in efforts with the participants in the proceeding to resolve disputed issues outside of administrative litigation. The Company believes that VEDO's gas acquisition practices that are the subject of the audit were reasonable. If a challenge is made with respect to VEDO's gas acquisition practices during the audit period and that challenge was adopted by the PUCO, the Company believes that it would not be reasonably likely to have a material effect on the Company's results or financial condition. However, the Company can provide no assurance as to the ultimate outcome of this proceeding.

3. Certain selected financial data is attached as exhibit 99-1 and contains income statement and cash flow statement data for the six months ended June 30, 2003 and 2002 and balance sheet data as of June 30, 2003.

In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby filing cautionary statements identifying important factors that could cause actual results of the Company and its subsidiaries, including Vectren Utility Holdings, Inc., Indiana Gas Company, Inc. and Southern Indiana Gas and Electric Company, to differ materially from those projected in forward-looking statements of the Company and its subsidiaries made by, or on behalf of, the Company and its subsidiaries.

Item 7.  Exhibits

99-1   Selected Financial Data
99-2 Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 995


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          VECTREN CORPORATION
                                          VECTREN UTILITY HOLDINGS, INC.
August 4, 2003


                                       By:  /s/ Robert L. Goocher
                                       ----------------------------------------
                                       Robert L. Goocher
                                       Vice President and Treasurer